Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

FIRST QUARTER

2009 EARNINGS

Board Approves 21% Increase in Quarterly Dividend

Contact: Melissa Plaisance (925) 467-3136

Christiane Pelz (925) 467-3832

Pleasanton, CA – April 30, 2009

Results From Operations

Safeway Inc. today reported net income of $144.2 million ($0.34 per diluted share) for the first quarter of 2009 compared to net income of $193.4 million ($0.44 per diluted share) for the first quarter of 2008.

“As anticipated, our earnings this quarter were negatively impacted by the shift in holiday sales, a decline in the Canadian currency exchange rate, a decline in fuel margins and higher pension expense,” said Steve Burd, Chairman, President and CEO.

“We continued to make price investments to address the needs of our customers in this difficult economic environment. As a result, we saw an increase in the number of sales transactions and an improving trend in market share for the quarter,” added Burd. “Because we are confident in the underlying strength of the business and our cash flow, we are increasing our quarterly dividend by 21% and repurchasing company stock.”

Sales and Other Revenue

Total sales declined 7.6% to $9.2 billion in the first quarter of 2009 compared to $10.0 billion in the first quarter of 2008. This decline was the result of lower fuel sales (which was due primarily to lower fuel prices), a decline in the Canadian exchange rate and a shift in holiday sales.

Identical-store sales for the quarter, excluding fuel, declined 0.7%. After excluding the weeks affected by the shift in Easter holiday sales, identical-store sales, excluding fuel, increased to an estimated 0.2%.

Gross Profit

Gross profit declined seven basis points to 28.72% of sales in the first quarter of 2009 compared to 28.79% of sales in the first quarter of 2008. Excluding the 79 basis point impact from fuel sales, gross profit declined 86 basis points. This decline was primarily the result of investments in everyday prices, as well as an elevated level of promotional spending. Investments in everyday prices will continue, while promotional spending is expected to return to normal levels.

Operating and Administrative Expense

Operating and administrative expense declined approximately $100 million to $2.4 billion in the first quarter of 2009 from $2.5 billion in the first quarter of 2008. However, due to lower sales in 2009, operating and administrative expense increased 90 basis points to 25.67% of sales in the first quarter of 2009 from 24.77% of sales in the first quarter of 2008. Excluding the 74 basis point impact of lower fuel sales in the first quarter of 2009, operating and administrative expense increased 16 basis points. This increase was primarily the result of decreased sales leverage (partially due to the shift in holiday sales), increased occupancy costs as a percentage of sales and increased pension expense, partly offset by reduced labor costs.

Interest Expense

Interest expense declined to $78.2 million in the first quarter of 2009 from $84.5 million in the first quarter of 2008 due to a combination of lower average borrowings and lower interest rates.

Income Tax Expense

Income tax expense was $60.3 million, or 29.5% of pre-tax income, in the first quarter of 2009. Income tax expense in the first quarter of 2008 was $123.6 million, or 39.0% of pre-tax income. The decline in the tax rate was due primarily to benefits of $16 million from the favorable resolution of tax matters.

Stock Repurchases

During the first quarter of 2009, Safeway purchased 3.5 million shares of its common stock at an average cost of $18.40 per share and a total cost of $64.5 million (including commissions). The remaining board authorization for stock repurchases at quarter-end was approximately $1.1 billion.

Capital Expenditures

Safeway invested $243.5 million in capital expenditures in the first quarter of 2009. The company opened one new Lifestyle store, completed 10 Lifestyle remodels and closed three stores. Safeway has reduced planned capital expenditures in 2009 from $1.2 billion to approximately $1.0 billion and now plans to open approximately 10 new Lifestyle stores and complete approximately 100 Lifestyle remodels.

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Cash Flow

Net cash flow used by operating activities was $151.0 million in the first quarter of 2009 compared to $41.2 million in the first quarter of 2008. This was primarily due to an increase in cash used by working capital which was the result of a shift in holiday shopping.

Net cash flow used by investing activities declined to $252.8 million in the first quarter of 2009 from $370.7 million in the first quarter of 2008 because of reduced capital expenditures.

Net cash flow provided by financing activities was $131.0 million in the first quarter of 2009 compared to $352.9 million in the first quarter of 2008. Borrowings were less in the first quarter of 2009 compared to the first quarter of 2008 due to reduced capital expenditures.

Dividend

Safeway announced separately today that its Board of Directors authorized a 21% increase in the quarterly dividend to $0.10 per share, effective for stockholders of record on June 25, 2009. The dividend will be paid on July 16, 2009.

Guidance

Safeway lowered earnings guidance for the year 2009 to $2.10 - $2.30 per diluted share and identical-store sales guidance, excluding fuel, to 0.5% - 1.5%. Safeway increased free cash flow guidance for the year 2009 to $1.1 billion - $1.3 billion.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,737 stores in the United States and Canada. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing first-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 a.m. PT on April 30, 2009. Click on Webcast Events to access the call. A replay will be available via webcast for approximately one week following the conference call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, price investments, promotional spending, estimates of diluted earnings per share, identical-store sales, capital expenditures, free cash flow, financial and operating results, stock repurchases and Lifestyle stores. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation, consumer spending levels, currency valuations, population, employment and job growth in our markets; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for new business ventures including Blackhawk Network Holdings, Inc. (“Blackhawk”); legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates and our ability to issue commercial paper or public debt or to borrow under our lines of credit as a result of current financial market conditions; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions; performance in new business ventures or other opportunities that we pursue, including Blackhawk; and the capital investment in and financial results from our Lifestyle stores. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

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SAFEWAY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended March 28, 2009	12 Weeks Ended March 22, 2008
Sales and other revenue	$9,236.4	$9,998.8
Cost of goods sold	(6,583.5)	(7,120.5)

Gross profit	2,652.9	2,878.3
Operating and administrative expense	(2,371.4)	(2,476.4)

Operating profit	281.5	401.9
Interest expense	(78.2)	(84.5)
Other income (loss), net	1.2	(0.4)

Income before income taxes	204.5	317.0
Income taxes	(60.3)	(123.6)

Net income	$144.2	$193.4

Basic earnings per share	$0.34	$0.44

Diluted earnings per share	$0.34	$0.44

Weighted average shares outstanding:
Basic	428.0	439.4

Diluted	429.2	442.9

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per-share amounts)

(Unaudited)

	March 28, 2009	Year-end 2008
ASSETS
Current assets:
Cash and equivalents	$112.4	$382.8
Receivables	400.4	515.1
Merchandise inventories	2,730.2	2,591.4
Prepaid expense and other current assets	295.5	254.6
Income taxes receivable	195.3	232.3

Total current assets	3,733.8	3,976.2
Total property, net	10,436.3	10,643.1
Goodwill	2,385.7	2,390.2
Investment in unconsolidated affiliate	207.3	207.1
Other assets	274.3	268.1

Total assets	$17,037.4	$17,484.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of notes and debentures	$507.2	$758.4
Current obligations under capital leases	39.2	40.6
Accounts payable	1,965.9	2,448.5
Accrued salaries and wages	365.0	450.3
Deferred income taxes	110.5	107.2
Other accrued liabilities	580.3	694.2

Total current liabilities	3,568.1	4,499.2
Long-term debt:
Notes and debentures	4,675.5	4,184.2
Obligations under capital leases	506.5	516.6

Total long-term debt	5,182.0	4,700.8
Deferred income taxes	257.4	249.6
Pension and postretirement benefit obligations	590.7	597.2
Accrued claims and other liabilities	655.8	651.7

Total liabilities	10,254.0	10,698.5
Stockholders’ equity
Common stock: par value $0.01 per share; 1,500 shares authorized; 591.2 and 590.7 shares issued	5.9	5.9
Additional paid-in capital	4,143.6	4,128.3
Treasury stock at cost; 165.3 and 161.8 shares	(4,841.3)	(4,776.8)
Accumulated other comprehensive loss	(291.3)	(228.7)
Retained earnings	7,766.5	7,657.5

Total stockholders’ equity	6,783.4	6,786.2

Total liabilities and stockholders’ equity	$17,037.4	$17,484.7

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	12 Weeks Ended
	March 28, 2009	March 22, 2008
OPERATING ACTIVITIES
Net income	$144.2	$193.4
Reconciliation to net cash flow used by operating activities:
Depreciation expense	264.4	251.9
Property impairment charges	11.1	12.9
Stock-based employee compensation	14.1	14.0
Excess tax benefit from exercise of stock options	—	(0.4)
LIFO expense	1.4	5.4
Equity in (earnings) loss of unconsolidated affiliate	(0.2)	2.8
Net pension expense	32.3	19.2
Contributions to pension plans	(12.2)	(14.4)
Loss (gain) on property retirements and lease exit costs, net	6.3	(0.5)
Increase in accrued claims and other liabilities	4.6	10.0
Amortization of deferred finance costs	1.2	1.2
Deferred income taxes	3.4	6.4
Other	(0.2)	(0.8)
Changes in working capital items:
Receivables	24.0	13.6
Inventories at FIFO cost	(163.2)	68.4
Prepaid expenses and other current assets	(44.2)	(43.4)
Income taxes	30.6	76.9
Payables and accruals	(251.5)	(449.9)
Payables related to third-party gift cards, net of receivables	(217.1)	(207.9)

Net cash flow used by operating activities	(151.0)	(41.2)

INVESTING ACTIVITIES
Cash paid for property additions	(243.5)	(373.1)
Proceeds from sale of property	1.1	13.0
Other	(10.4)	(10.6)

Net cash flow used by investing activities	(252.8)	(370.7)

FINANCING ACTIVITIES
Additions to short-term borrowings	0.1	130.0
Payments on short-term borrowings	—	(85.0)
Additions to long-term borrowings	517.2	449.0
Payments on long-term borrowings	(286.7)	(47.0)
Purchase of treasury stock	(64.5)	(74.1)
Dividends paid	(35.6)	(30.4)
Net proceeds from exercise of stock options	0.6	7.3
Excess tax benefit from exercise of stock options	—	0.4
Income tax refund related to prior years’ debt financing	—	2.8
Other	(0.1)	(0.1)

Net cash flow provided by financing activities	131.0	352.9

Effect of changes in exchange rate on cash	2.4	(1.9)
Decrease in cash and equivalents	(270.4)	(60.9)
CASH AND EQUIVALENTS
Beginning of period	382.8	277.8

End of period	$112.4	$216.9

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	12 Weeks Ended
	March 28, 2009	March 22, 2008
Cash capital expenditures	$243.5	$373.1
Stores opened	1	1
Stores closed	3	4
Lifestyle remodels completed	10	22
Stores at end of period	1,737	1,740
Square footage (in millions)	80.4	80.2
Fuel sales	$504.5	$836.6
Number of fuel stations at end of period	384	365

TABLE 2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters March 28, 2009		A Year Ended January 3, 2009	B 12 Weeks Ended March 28, 2009	C 12 Weeks Ended March 22, 2008
Net income	$916.1		$965.3	$144.2	$193.4
Add (subtract):
Income taxes	476.0		539.3	60.3	123.6
Interest expense	352.4		358.7	78.2	84.5
Depreciation	1,153.6		1,141.1	264.4	251.9
LIFO expense	30.9		34.9	1.4	5.4
Stock option expense	62.4		62.3	14.1	14.0
Property impairment charges	38.5		40.3	11.1	12.9
Equity in (earnings) loss of unconsolidated affiliates	(0.5)		2.5	(0.2)	2.8

Adjusted EBITDA	$3,029.4		$3,144.4	$573.5	$688.5

Total debt at March 28, 2009	$5,728.4
Less cash and equivalents in excess of $75.0 at March 28, 2009	37.4

Adjusted Debt	$5,691.0

Adjusted EBITDA as a multiple of interest expense	8.60	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x
Adjusted Debt to Adjusted EBITDA	1.88	x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters March 28, 2009	A Year Ended January 3, 2009	B 12 Weeks Ended March 28, 2009	C 12 Weeks Ended March 22, 2008
Net cash flow provided (used) by operating activities	$2,141.1	$2,250.9	$(151.0)	$(41.2)
Add (subtract):
Income taxes	476.0	539.3	60.3	123.6
Interest expense	352.4	358.7	78.2	84.5
Amortization of deferred finance costs	(5.1)	(5.1)	(1.2)	(1.2)
Excess tax benefit from exercise of stock options	1.1	1.5	—	0.4
Deferred income taxes	(168.7)	(171.7)	(3.4)	(6.4)
Net pension expense	(97.7)	(84.6)	(32.3)	(19.2)
Contributions to pension plans	31.6	33.8	12.2	14.4
Accrued claims and other liabilities	(19.0)	(24.4)	(4.6)	(10.0)
Gain (loss) on property retirements and lease exit costs	12.2	19.0	(6.3)	0.5
Changes in working capital items	304.6	225.5	621.4	542.3
Other	0.9	1.5	0.2	0.8

Adjusted EBITDA	$3,029.4	$3,144.4	$573.5	$688.5

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW*

	12 Weeks Ended		Forecasted Range Fiscal 2009
	March 28, 2009	March 22, 2008
Net cash flow used by operating activities, as reported	$(151.0)	$(41.2)
Decrease in payables related to third-party gift cards, net of receivables	217.1	207.9

Net cash flow from operating activities, as adjusted	66.1	166.7	$2,150.0	$2,300.0
Net cash flow used by investing activities	(252.8)	(370.7)	(1,050.0)	(1,000.0)

Free cash flow	$(186.7)	$(204.0)	$1,100.0	$1,300.0

*	Excludes cash flow from payables related to third-party gift cards, net of receivables. Cash from the sale of third-party gift cards is held for a short period of time and then remitted, less Safeway’s commission, to card partners. Because this cash flow is temporary it is not available for other uses, and is therefore excluded from the company’s calculation of free cash flow.

TABLE 5: SAME-STORE SALES

	First Quarter 2009
	Comparable- Store Sales Decreases	Identical- Store Sales Decreases*
As reported	-4.2%	-4.3%
Excluding fuel sales	-0.7%	-0.7	%**

*	Excludes replacement stores.

**	Estimated to be positive 0.2% after excluding the weeks affected by the shift in Easter holiday sales.